P-RID-HDGRO(1/08) NY                                 1

                                    PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                                 [751 BROAD STREET
                                             NEWARK, NEW JERSEY 07102]

                              [HIGHEST DAILY GUARANTEED RETURN OPTION] BENEFIT RIDER

This Rider is made part of your Annuity.  If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control.

Definitions:  For purposes of this Rider, the following definitions apply:

       Account Value:  The definition of "Account Value" in your Annuity also includes the value of the Transfer
       Account.

       Benefit Year:  A year beginning on the Effective Date and on each anniversary of the Effective Date.

       Effective Date:  The Effective Date of this Rider is shown in the Schedule Supplement.

       Guarantee Amount:  This is an amount established initially on the Effective Date, and is equal to your
       Account Value on that date.  On each subsequent anniversary of the Effective Date, a Guarantee Amount is calculated that is equal to the highest Adjusted Account Value, as defined below, for any Valuation Day between the Effective Date and that anniversary.  Each Guarantee Amount is increased by any additional Net
       Purchase Payments.  Each Guarantee Amount is reduced by any withdrawals from the Annuity (other than those to pay for charges for optional benefits provided in connection with your Annuity).  The manner in which
       Net Purchase Payments and withdrawals affect each Guarantee Amount is detailed below.  We only calculate a
       Guarantee Amount if the Guarantee Period for that Guarantee Amount does not extend beyond the Latest
       Available Annuity Date applicable to the Annuity.

       Guarantee Period:  With respect to a Guarantee Amount, this is the period of time extending from the date a Guarantee Amount is initially calculated to the date we compare your Account Value to that Guarantee
       Amount.  The duration of a Guarantee Period is shown in the Schedule Supplement.

       Adjusted Account Value:  The Adjusted Account Value for any Valuation Day is equal to the Account Value on that Valuation Day, increased by any additional Net Purchase Payments and reduced due to any withdrawals from the Annuity since the most recent Valuation Day, as described below.

       Net Purchase Payment:  A Purchase Payment less any applicable charge for taxes.  For purposes of this
       Rider, a Net Purchase Payment includes any Credit allocated to your Account Value in relation to such Net
       Purchase Payment.

       Owner/Participant: The term "Owner" may be referred to as "Participant" in your Annuity.  In this Rider, for simplicity, the Participant is referred to as Owner.

       Transfer Account:  Collectively, one or more Sub-accounts, each of which invests in a different bond fund.  There is a separate bond fund with a target year corresponding to the year in which each Guarantee matures ("Maturity of a Guarantee").  Account Value is transferred to and from the Transfer Account as determined by the Transfer Calculation Formula.

       Transfer Calculation Formula:  A formula which we use to determine whether assets should be transferred to and from the Transfer Account.  The Transfer Calculation Formula is set forth in the Schedule Supplement.

Other capitalized terms in this Rider are either defined in the Rider or in your Annuity.

How the Benefit Works:  On the Effective Date and on each subsequent anniversary of the Effective Date, we calculate a Guarantee Amount as described above, and determine the applicable Guarantee Period.  At the end of each Guarantee Period we compare your Account Value on that date to the Guarantee Amount applicable to that
Guarantee Period.  If your Account Value at the end of a Guarantee Period is less than the Guarantee Amount applicable to that Guarantee Period, we increase your Account Value to equal the Guarantee Amount.

If we add an amount to your Account Value, as provided in the preceding paragraph, we will allocate that amount, together with any assets allocated to the bond fund Sub-account associated with the Guarantee that is maturing, to the elected Sub-accounts.  Allocation to the elected Sub-accounts will be in accordance with your most recent allocation instructions.  The Transfer Calculation Formula will then determine whether any portion of the Account
Value should be transferred to the Transfer Account.

Upon Maturity of a Guarantee if no increases to your Account Value are required pursuant to the terms of this
Rider, any assets in the bond fund Sub-account associated with the Guarantee that is maturing will be transferred to the elected Sub-accounts on a pro-rata basis.  However, if you are then participating in an asset allocation program, we will allocate the transferred amount in accordance with the then-current percentages for that asset allocation program.  In the event your entire Account Value is allocated to the Transfer Account, this transfer to the elected Sub-accounts will be made according to your most recent allocation instructions.  Subsequent to this transfer, the Transfer Calculation Formula will determine whether any portion of the Account Value should be transferred to the Transfer Account.

Additional Purchase Payments:  If your Annuity permits additional Purchase Payments, then each Guarantee Amount is increased by additional Net Purchase Payments that are made during the Guarantee Period applicable to that
Guarantee Amount.  The Adjusted Account Value is also increased by Net Purchase Payments made subsequent to the most recent Valuation Day.  Increases in a Guarantee Amount and the Adjusted Account Value will occur on the date on which the Net Purchase Payment is made.

Reductions in the Adjusted Account Value and Guarantee Amounts Due to Withdrawals:  We reduce each Guarantee
Amount, by the exact amount of any withdrawals of Account Value, including any applicable Contingent Deferred
Sales Charges, made during the Guarantee Period applicable to that Guarantee Amount that do not exceed the
"Dollar-for-Dollar Limit".  We reduce the Adjusted Account Value by the exact amount of any withdrawals of Account
Value, including any applicable Contingent Deferred Sales charges, made subsequent to the most recent Valuation
Day that do not exceed the "Dollar-for-Dollar Limit".

Initially the Dollar-for-Dollar Limit is determined by applying the Dollar-for-Dollar Percentage to the initial
Guarantee Amount.  The Dollar-for-Dollar Percentage is shown in the Schedule Supplement.  The Dollar-for-Dollar
Limit is impacted by withdrawals and subsequent Net Purchase Payments as described below.

We also reduce each Guarantee Amount in relation to any withdrawals of Account Value made during the Guarantee
Period applicable to that Guarantee Amount that exceed the Dollar-for-Dollar Limit.  Similarly, the Adjusted
Account Value is reduced in relation to any withdrawals of Account Value made subsequent to the most recent
Valuation Day that exceed the Dollar-for-Dollar Limit.  We calculate the amount of each such reduction in relation to the entire amount of each withdrawal at the time it occurs, as follows:

Each Guarantee Amount after a withdrawal equals the Guarantee Amount immediately before the withdrawal less the sum of (a) and (b), where:

         (a)      is the Remaining Dollar-for-Dollar Amount before withdrawals, which is defined below; and

         (b)      is the result of multiplying (i) times (ii), where:

                  (i)      is the Guarantee Amount immediately before the withdrawal less the Remaining
                           Dollar-for-Dollar Amount before the withdrawal; and

                  (ii)     is an adjustment factor of (A) divided by (B), where:

                           (A)      is the current withdrawal amount less the Remaining Dollar-for-Dollar Amount immediately before the withdrawal; and

                           (B)      is your Account Value immediately before the withdrawal less the Remaining
                                    Dollar-for-Dollar Amount immediately before the withdrawal.

The Adjusted Account Value is reduced by withdrawals in excess of the Dollar-for-Dollar Limit in accordance with the formula set forth in the preceding paragraph, substituting "Adjusted Account Value" for "Guarantee Amount".

The Remaining Dollar-for-Dollar Amount is the then-current Dollar-for-Dollar Limit before the withdrawal less cumulative withdrawals during that Benefit Year prior to the current withdrawal, but not less than zero.

Reductions to each Guarantee Amount and the Adjusted Account Value occur as of the date each withdrawal is made.

Effect of Withdrawals and Net Purchase Payments on Dollar-for-Dollar Limit:  The Dollar-for-Dollar Limit is
reduced by withdrawals in excess of the Dollar-for-Dollar Limit during that Benefit Year in the same proportion that the Adjusted Account Value and each Guarantee Amount is reduced by that excess withdrawal.  Reductions to the Dollar-for-Dollar Limit will occur on the date on which the excess withdrawal is made.

Additional Purchase Payments increase the Dollar-for-Dollar Limit.  The Dollar-for-Dollar Limit is increased by the amount resulting from applying the Dollar-for-Dollar Percentage to each additional Net Purchase Payment made since the most recent anniversary of the Effective Date.  Increases in the Dollar-for-Dollar Limit will occur on the date on which the Net Purchase Payment is made.

Investment Limitations:  While this Rider is in effect, your entire Account Value must be allocated to only those investment options we permit, except as required under the conditions set out in the "Transfers to and from the
Transfer Account" section below.  Any investment limitations are stated in the Application or Supplemental
Application for this benefit.  In addition, you may be required to maintain all or a portion of your Account
Value invested in accordance with an asset allocation model.

At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed.  This includes changing prohibited investment options, changing the extent to which Account Value may be allocated to an investment option, and changing required investment options.  Any change in the investment limitations will first be approved by the Superintendent of Insurance.  Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers allowed during an Annuity Year.  If, subsequent to your election of this benefit, we change our requirements as to how Account Value must be allocated under the benefit, that new requirement will apply only to new elections of the benefit, and will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements.  All transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.

Transfer Account:  We monitor the investment performance of your Account Value each Valuation Day to determine if we need to transfer any portion of your Account Value to or from the Transfer Account to maintain each Guarantee
Amount.  We only transfer Account Value to the Transfer Account, and we only maintain Account Value in the
Transfer Account to the extent dictated by the Transfer Calculation Formula.  You are not permitted to allocate amounts to the Transfer Account.

To the extent permitted by law, we reserve the right at any time to use a Transfer Account that differs from the one that was available when your Rider became effective.  We may establish different Transfer Accounts for different classes of annuity purchasers and for different annuities.

Transfers to and from the Transfer Account:  On each Valuation Day, including the Effective Date, a Transfer
Calculation Formula is used to compare your Account Value to an amount based on the Guarantees provided by this benefit.  Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the Transfer Account.  You are not permitted to transfer amounts to or from the Transfer
Account.  Unless you are participating in any asset allocation program for which we are providing administrative support, the formula allocates any amount transferred from the Transfer Account to the elected Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time.  If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program.  Transfers to the Transfer Account will be taken pro-rata from the elected
Sub-accounts.  In the event your entire Account Value is allocated to the Transfer Account, any transfers to the elected Sub-accounts will be made in accordance with your most recent allocation instructions.

Withdrawals:  Any withdrawals from your Annuity while this Rider is in effect will be taken pro-rata from the elected Sub-accounts and the Transfer Account.

Charge for the Rider:  The charge is applied against the daily total value of each elected Sub-account and the
Transfer Account to the extent to which the Account Value in your Annuity is allocated to either.  The charge is assessed each day at the daily equivalent of the applicable rate until this Rider terminates.  On the Effective
Date, the charge is as shown in the Schedule Supplement.  We cease to make a charge for the Rider once it terminates in accordance with the "Termination of Benefits" provision below.  We will waive any charge for the
Rider that exceeds the aggregate of the amounts allocated to the elected Sub-accounts and the Transfer Account.

Termination of Benefits:  You may terminate this Rider at any time upon notification to us In Good Order.
Benefits pursuant to this Rider terminate upon the first to occur of the following events:

       A.     Elective Termination:  You may terminate this Rider at any time.  Upon elective termination, we transfer any remaining Account Value from the Transfer Account.  Unless you are participating in any asset allocation program for which we are providing administrative support, we allocate the transferred amount to the elected Sub-accounts pro-rata based on the Account Values in such
              Sub-accounts at that time.  If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program.  In the event your entire Account Value is allocated to the Transfer Account, the transfer to the elected Sub-accounts will be made in accordance with your most recent allocation instructions.

       B.     Termination due to Death:  This Rider terminates automatically as of the date the Annuity's death benefit becomes payable unless the Annuity is continued in accordance with the Annuity's spousal continuation provisions.

       C.     Termination resulting from the start of Annuity Payments:  This Rider terminates automatically as of the date we transfer all Account Value in order to begin annuity payments, if annuity payments are to begin prior to the Latest Available Annuity Date applicable to the Annuity.  However, if annuity payments are scheduled to begin on such Latest Available Annuity Date, this Rider will terminate on the anniversary of the Effective Date immediately prior to such Latest Available
              Annuity Date.  We may permit transfer of a portion of Account Value to start annuity payments if doing so does not result in adverse consequences to you under the Internal Revenue Code.  In such a situation, this Rider does not terminate and the transfer of Account Value to fund the annuity payments has the same impact as a partial withdrawal.

P-SCH-HDGRO(1/08) NY                                 6

       D.     Termination upon Surrender:  This Rider terminates if you surrender your Annuity before the Annuity
              Date.

                                    PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

                                                 [OBJECT OMITTED]]

                                          [_____________________________]
                                                     Secretary

                                    PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                                 [751 BROAD STREET
                                             NEWARK, NEW JERSEY 07102]

                                 [HIGHEST DAILY GUARANTEED RETURN OPTION] BENEFIT
                                                SCHEDULE SUPPLEMENT

ANNUITY NUMBER:  [001-00001]

EFFECTIVE DATE:  [Issue Date of the Annuity]

DURATION OF A GUARANTEE PERIOD:  [10 years]

DOLLAR-FOR-DOLLAR PERCENTAGE:  [5.0%]

CHARGE FOR THE RIDER:  [The daily equivalent of an annual rate of [0.25%] applied to the elected Sub-accounts and the Transfer Account]

TRANSFER ACCOUNT:  [AST Investment Grade Bond Portfolio, which consists of one or more Sub-accounts, each investing in a different bond fund.]  If this portfolio is discontinued, we will substitute a successor portfolio, if there is one.  Otherwise, we will substitute a comparable portfolio.  We will obtain any required regulatory approvals prior to substitution of the portfolio.

BENCHMARK INDEX:  [Lehman Brothers Fixed Term Zero Coupon Swap Index].  If this Benchmark Index is discontinued, we will substitute a successor benchmark index, if there is one.  Otherwise, we will substitute a comparable benchmark index.  We will obtain any required regulatory approvals prior to substitution of the benchmark index.

BENCHMARK INDEX INTEREST RATE:  [The interest rate that is set with reference to the Benchmark Index.]

DISCOUNT RATE ADJUSTMENT:  [2.5%]

DISCOUNT RATE MINIMUM:[

----------------------------------------------------------
   Month        Minimum              Month     Minimum
     1           3.00%                13        2.00%
     2           2.92%                14        1.92%
     3           2.83%                15        1.83%
     4           2.75%                16        1.75%
     5           2.67%                17        1.67%
     6           2.58%                18        1.58%
     7           2.50%                19        1.50%
     8           2.42%                20        1.42%
     9           2.33%                21        1.33%
     10          2.25%                22        1.25%
     11          2.17%                23        1.17%
     12          2.08%                24        1.08%
                                      25+       1.00%
----------------------------------------------------------
]

P-SCH-HDGRO(1/08) NY                                 8

                                 [HIGHEST DAILY GUARANTEED RETURN OPTION] BENEFIT
                                          SCHEDULE SUPPLEMENT (CONTINUED)

                                           TRANSFER CALCULATION FORMULA

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:
o        AV is the current Account Value of the Annuity
o        V is the current Account Value of the elected Sub-accounts of the Annuity
o        B is the total current value of the Transfer Account
o        Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee
o        Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee
o        Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

For each Guarantee Amount:
o        Gi is the Guarantee Amount
o        Ni is the number of days until the end of the Guarantee Period
o        di is the discount rate associated with the number of days until the end of a Guarantee Period.  The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount
         Rate Adjustment, and the Discount Rate Minimum.  The applicable term of the Benchmark Index Interest
         Rate is the same as the number of days remaining until the end of the Guarantee Period.  If no Benchmark
         Index Interest Rate is available for such term, the nearest available term will be used.  The Discount
         Rate Minimum is determined based on the number of months since the Effective Date.

The formula, which is set on the Effective Date and is not changed while this Rider is in effect, determines, on each Valuation Day, when a transfer is required:

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period.  We call the greatest of these values the "current liability (L)".

         L = MAX (Li), where Li = Gi / (1 + di)(Ni/365).

Next the formula calculates the following formula ratio (r):

         r = (L - B) / V.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability.  If, at the time we make a transfer to the bond fund Sub-account associated with the current liability, there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

         The formula will transfer assets into the Transfer Account if r > Cu.

         The transfer amount is calculated by the following formula:
                  T = {Min (V, [L - B - V * Ct] / (1 - Ct))}

                                 [HIGHEST DAILY GUARANTEED RETURN OPTION] BENEFIT
                                          SCHEDULE SUPPLEMENT (CONTINUED)

                                     TRANSFER CALCULATION FORMULA (Continued)

If the formula ratio is less than a lower target value, and there are assets in the Transer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

         The transfer amount is calculated by the following formula:
                  T = {Min (B, - [L - B- V * Ct] / (1 - Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.